Exhibit 99.3

OMNIBUS AMENDMENT

TO

VOTING TRUST AGREEMENTS

This amendment (the "Amendment"), dated as of July 1, 2016, to each Voting Trust Agreement, referenced on Schedule B hereto, dated as of the date set forth on Schedule B hereto, by and among Lord Securities Corporation, as trustee (the "Trustee" or any successor thereto), Banc of America Preferred Funding Corporation, a Delaware corporation, including its successors and assigns by operation of law ("PFC" or the "Purchaser") and Institutional Shareholder Services Inc. (the "Voting Consultant" or any successor thereto) relating to certain voting and consent matters concerning Variable Rate Muni Term Preferred Shares ("VMTP Preferred Shares") of each of the funds listed on Schedule A hereto (each, a "Fund") (each, an "Agreement") is entered into among the Trustee, the Purchaser and the Voting Consultant.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in each Agreement or in the Statement, as applicable to each such Fund (including by incorporation by reference).

WHEREAS, the Purchaser is the legal and Beneficial Owner of shares of VMTP Preferred Shares of each Fund pursuant to the terms of a purchase agreement, dated as of the same date as the corresponding Agreement referenced on Schedule B hereto, by and between the Purchaser and each Fund (each, a "Purchase Agreement");

WHEREAS, the parties hereto are parties to each Agreement; and

WHEREAS, the parties hereto desire to amend the terms of each Agreement as provided for herein.

ACCORDINGLY, each Agreement is hereby amended as follows:

1.           Amendment to each Agreement

(i)           The definition of "Affiliate" in Section 2 of each Agreement is hereby deleted in its entirety and replaced with the following:

""Affiliate" means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above.  For the purposes of this definition, "control" of a Person shall mean (x) as defined for purposes of the 1940 Act and regulations thereunder, the power, direct or indirect, (A) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (y) as defined for purposes of the Bank Holding Company Act of 1956 and regulations thereunder, (A) directly or indirectly owning, controlling, or holding with power to vote 25% or more of any class of voting securities of such Person, (B) controlling in any manner the election of a majority of directors or trustees of such Person, or (C) having the power to exercise a controlling influence over the management or policies of such Person.  For the avoidance of doubt, the term "Affiliate" shall include a tender option bond trust of which the Purchaser and/or one or more of its Affiliates collectively own a majority of the residual interests."

(ii)           Section 5(a) of each Agreement is hereby amended to add the phrase "(as defined in Section 5(d))" after the term "Master Agreement" therein.

(iii)           Section 7 of each Agreement is hereby amended to include the following sentence at the end of the last paragraph thereof:

"For the avoidance of doubt, the Purchaser shall not retain the right to vote or consent on any Voting Matters for which the Trustee does not provide a vote or consent on behalf of the Purchaser."

(v)           Section 8(b) of each Agreement is hereby deleted in its entirety and replaced with the following:

"(b)           Of the Purchaser and the Voting Consultant.  The Trustee shall indemnify and hold the Purchaser and the Voting Consultant and the Purchaser's and the Voting Consultant's agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Purchaser or the Voting Consultant in connection with the wilful misconduct or negligence of the Trustee in connection with the exercise of any powers or the performance of any duties by the Trustee as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Voting Consultant separately, such as may arise from the wilful misconduct or gross negligence of the Purchaser or the Voting Consultant, respectively.  In no event shall the Trustee be liable for special, incidental, indirect or consequential damages."

(vi)           Section 13 of each Agreement is hereby deleted in its entirety and replaced with the following:

"All notices, requests and other communications to the Purchaser, the Trustee or the Voting Consultant shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or to such other Person and/or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party.  Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section.  The notice address for each party is specified below:

if to the Purchaser:

Banc of America Preferred Funding Corporation

One Bryant Park

1111 Avenue of the Americas, 9th Floor

New York, New York 10036

Attention:                      James Nacos/Thomas Visone/Jason Strand

Telephone:                                (212) 449-7358 (Nacos and Visone)

(980) 386-4161 (Strand)

Email:                      james.nacos@baml.com;

thomas.visone@baml.com;

jason.strand@bankofamerica.com

if to the Trustee:

Lord Securities Corporation

48 Wall Street

New York, New York 10005

Attention:                      Edward O'Connell

Telephone:                                (212) 346-9018

Email:                                edward.oconnell@tmf-group.com

if to the Voting Consultant:

Institutional Shareholder Services Inc.

1177 Avenue of the Americas, 2nd Floor

New York, New York 10036

Attention:                      Lorraine Kelly, Executive Director

Telephone:                                (646) 680-6355

Email:                                lorraine.kelly@issgovernance.com

with a copy to:

Institutional Shareholder Services Inc.

702 King Farm Blvd., Suite 400

Rockville, MD  20850

Attention:    General Counsel

Telephone:  (301) 556-0420

Email:         steven.friedman@issgovernance.com

2.           Modification

The parties hereto hereby agree that, except as specifically amended herein, each Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.  All references in each Agreement and other documents related thereto shall be references to the Agreement as amended by this Amendment.  Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under each Agreement, or constitute a waiver of any provision of any other agreement.

3.           Benefit and Burden

This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

4.           Severability

The invalidity of any particular provision of this Amendment shall not affect the validity of the remainder hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision were omitted.

5.           Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

6.           Applicable Law

This Amendment shall be construed and enforced in accordance with the law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.           Waiver

THE PURCHASER, THE TRUSTEE AND THE VOTING CONSULTANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

8.           Counterparts

This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

BANC OF AMERICA PREFERRED FUNDING CORPORATION, as Purchaser

By:_/ s / Edward Curland__________
Name: Edward Curland
Title: Authorized Signatory

LORD SECURITIES CORPORATION, as Trustee

By:_/ s / Edward O'Connell_________
Name: Edward O'Connell
Title: Senior Vice President

INSTITUTIONAL SHAREHOLDER SERVICES INC., as Voting Consultant

By:_/ s / Allen Heery______________
Name: Allen Heery
Title: Chief Financial Officer

Schedule A

Nuveen New York Dividend Advantage Municipal Fund (NAN)
Nuveen Maryland Premium Income Municipal Fund (NMY)
Nuveen Dividend Advantage Fund (NAD)
Nuveen North Carolina Premium Income Municipal Fund (NNC)

Schedule B

1.           The voting trust agreement, dated as of June 3, 2014, by and among Lord Securities Corporation, Banc of America Preferred Funding Corporation and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen New York Dividend Advantage Municipal Fund (NAN)

2.           The voting trust agreement, dated as of May 20, 2014, by and among Lord Securities Corporation, Banc of America Preferred Funding Corporation and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen Maryland Premium Income Municipal Fund (NMY)

3.           The voting trust agreement, dated as of June 3, 2014, by and among Lord Securities Corporation, Banc of America Preferred Funding Corporation and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen Municipal Fund (NAD)

4.           The voting trust agreement, dated as of December 10, 2013, by and among Lord Securities Corporation, Banc of America Preferred Funding Corporation and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen North Carolina Premium Income Municipal Fund (NNC)